COMPX ANNOUNCES A SPECIAL DIVIDEND OF $2.00 PER SHARE

PAYABLE IN AUGUST 2024, AND DECLARES REGULAR QUARTERLY DIVIDEND

DALLAS, TEXAS . . . August 6, 2024 . . . CompX International Inc. (NYSE American:  CIX) announced today that its board of directors has declared a special cash dividend of two dollars ($2.00) per share and a regular quarterly dividend of thirty cents ($0.30) per share, in each case on its class A common stock. The special cash dividend is payable on August 28, 2024 to stockholders of record at the close of business on August 19, 2024.  The regular quarterly dividend of $0.30 per share is payable on September 17, 2024 to stockholders of record at the close of business on September 6, 2024.

CompX is committed to balancing investment in the growth of its business with stockholder distributions. CompX’s strategy focused on generating consistent healthy cash flow through all cycles along with its strong balance sheet and disciplined approach to capital investment has provided this opportunity to return additional cash to our stockholders in 2024 while maintaining financial strength and flexibility to continue to invest in our business over the long term.

CompX is a leading manufacturer of security products and recreational marine components.

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Investor Relations Contact

Bryan A. Hanley

Senior Vice President and Treasurer

Tel. 972-233-1700